UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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THE MED-DESIGN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Med-Design Corporation

2810 Bunsen Avenue
Ventura, California 93003

April 21, 2006

Re:          Proposed Merger Transaction with Specialized Health Products International, Inc.

Dear Med-Design Stockholders,

We have begun mailing to stockholders of record on March 22, 2006 the proxy statement for the special meeting of stockholders to be held in Philadelphia, Pennsylvania on May 19, 2006. At the special meeting stockholders will vote upon the proposed merger of Med-Design with a subsidiary of Specialized Health Products International, Inc. You may access an electronic copy of the proxy statement through our website (www.med-design.com) or through the SEC’s website (www.sec.gov). For the reasons fully set forth in the proxy statement, the Board of Directors of Med-Design unanimously approved the merger agreement, believes that the proposed merger is in the best interests of the stockholders of Med-Design and has recommended that stockholders approve the merger.

YOUR VOTE IS VERY IMPORTANT. Because approval of the merger required the affirmative vote of at least a majority of the shares of Med-Design outstanding, a failure to vote has the same effect as a vote against the merger. Accordingly, we urge you to return your proxy as soon as possible. Doing so will not prevent you from attending the special meeting should you wish to do so.

We thank you for your interest and support and look forward to seeing you at the meeting should you elect to attend in person.

Very truly yours,

/s/ Vincent J. Papa

Vincent J. Papa

Chairman of the Board